Company Contact	Investor Contact:

Simon Chadwick	Joe Zappulla
Aftersoft Group, Inc.	(212) 681-4100
(646) 723-8968	Grannus Financial Services, Inc.
info@aftersoftgroup.com	jmzappulla@grannusfinancial.com

Aftersoft Group Adds Two Independent Members to its Board of Directors

NEW YORK and LONDON -March 6, 2007 - Aftersoft Group Inc. (“Aftersoft”) (OTC Bulletin Board: ASFG), a leading supplier of software and services to the automotive aftermarket in the US, UK and Canada, today announced that its Board of Directors appointed Marcus Wohlrab and Dwight B. Mamanteo, two highly experienced financial executives, as independent members of its Board. As members of the Board, Mr. Wohlrab will serve as Chairman of the Governance and Nomination Committee and Mr. Mamanteo will serve as Chairman of the Compensation Committee. In conjunction with the two appointments, Michael O’Driscoll, currently the Company’s Chief Financial Officer, resigned his seat on Aftersoft’s board. In addition, Michael Jamieson resigned his position as Chief Operating Officer of the Company and his seat on the board. Mr. Jamieson will continue to serve as the Chief Executive Officer of MAM Software Limited, a wholly-owned, direct subsidiary of the Company.

Mr. Wohlrab founded Easting Capital Limited, a company that serves as a placing agent for credit and interest rate securities as well as negotiating public finance deals for large infrastructure projects. He currently sits on the board of Albaedo AG, a Switzerland-based technology company specializing in latency critical and large data transfer issues for Internet based communications. Prior to this he was Executive Vice President Market Development for Easdaq, the pan-European Stock Market for growth companies (later acquired by Nasdaq), and served as Europe and Middle East Director for Nasdaq International. He also founded, built and helped finance WinWatch/WinVista, a software programming entity focused on Internet and Windows security products. He was also Director of Corporate Finance for Modatech Systems, Assistant Director for the Union Bank of Switzerland, Vice President of Sales and Marketing for Paine Webber International, and Vice President for Wood Gundy/CIBC/Oppenheimer. Mr. Wolhlrab received a Bachelor of Science degree in Mathematics and Geology from Devon University. In addition to chairing the Governance and Nomination Committee, Mr. Wohlrab will also be a member of the Audit and Compensation Committees.

Mr. Mamanteo currently serves as an investment analyst and portfolio manager at Wynnefield Capital Inc., a private investment firm headquartered in New York City. Previously, he served as manager of Global Alliances Technical Services for BEA Systems in the US and France. He has also provided technical consulting services to Delta Technologies, VISA International, Liberty Mutual, Ameritec Communications and Ericcson Communications. Mr. Mamanteo received his MBA from the Columbia University Graduate School of Business and his Bachelor of Electrical Engineering from Concordia University (Montreal). Mr. Mamanteo also serves on the Board of Directors of Sevis Sherpa Corporation, where he chairs the Compensation Committee. In addition to chairing Aftersoft’s Compensation Committee, Mr. Mamanteo will also be a member of the Audit and Governance and Nomination Committees.

Commenting on the appointment of Messrs. Wohlrab and Mamanteo, Ian Warwick, Aftersoft’s Chief Executive Officer, said, “An experienced, independent Board of Directors will play a pivotal role as Aftersoft capitalizes on it growth opportunities in the UK, Europe and North America. Dwight and Marcus, both financial executives, will diversify the collegial thought process of Aftersoft’s Board and, as investment professionals, will be solicitous to their fiduciary responsibilities to shareholders.”

ABOUT AFTERSOFT
Aftersoft Group, Inc. is a leading provider of software, information and services to the automotive aftermarket and automotive dealerships in the U.S., UK and Canada. Aftersoft develops and markets business, supply chain management, dealership and customer relationship management software solutions to small and medium-size firms in the automotive aftermarket and dealership market in the U.S and UK. The automotive aftermarket consists of businesses associated with the life cycle of a motor vehicle—from when the original manufacturer’s warranty expires to when the vehicle is scrapped. The Company services this market with business management systems, information products and online services that its customers use to manage their critical day-to-day business operations through automated point-of-sale, inventory management, purchasing, general accounting and customer relationship management. Aftersoft is currently number two in the U.S. parts aftermarket, which is comprised of approximately 20,000 small to mid-sized (SME) companies that generate approximately $68 billion in business annually. The Company is also the leader in the UK parts aftermarket, which generates approximately $27 billion of business annually, fueled by approximately 30 million vehicles in circulation. Its dealer management division services this market with dealership business management and marketing software systems for automotive manufacturers and automobile dealerships. This is a highly fragmented market with an aggregate annual worldwide market volume of approximately $15 billion.

This release contains forward-looking statements that involve risks and uncertainties such as statements about our plans, objectives, expectations, assumptions, or future events. These statements involve estimates, assumptions, known and unknown risks, uncertainties and performances, or achievements expressed or implied by the forward-looking statement. Actual future results and trends may differ materially from those made in or suggested by any forward-looking statement due to a variety of factors, including, for example, increased competition; the ability of the company to expand its operations through either acquisitions or internal growth, to attract and retain qualified professionals, and to expand commercial relationships; technological obsolescence; and general economic conditions. Consequently you should not place undue reliance on these forward-looking statements. We discuss these and other risks and uncertainties in greater detail in the filings we make with the Securities and Exchange Commission, including under the section entitled "Risk Factors" in the Company's Annual Report on Form 10-KSB and our Quarterly Report on Form 10-QSB.